EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar 31, 2009	Sep 30, 2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 213,881	$ 121,092
Accounts receivable, net of an allowance
of $1,079 and $114 at March 31, 2009
and September 30, 2008, respectively	113,134	135,728
Income tax receivable	4,315	3,292
Insurance receivable	3,068	-
Inventories of materials and supplies	50,686	37,906
Deferred tax assets	21	21
Prepaid expenses and deferred costs	4,389	10,225
Total Current Assets	389,494	308,264

NET PROPERTY AND EQUIPMENT	983,860	787,838

DEFERRED COSTS AND OTHER ASSETS	5,697	3,856
	$ 1,379,051	$ 1,099,958

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 17,216	$ 16,987
Accrued liabilities	57,982	42,921
Deferred credits	367	304
Total Current Liabilities	75,565	60,212

LONG-TERM DEBT,
net of current maturities:	300,000	170,000
	300,000	170,000
LONG TERM LIABILITIES:
Deferred income taxes	9,709	10,595
Deferred credits	4,937	7,942
Other	6,387	7,519
	21,033	26,056

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,186 and 64,031 issued
and outstanding at March 31, 2009
and September 30, 2008, respectively	64,186	64,031
Paid-in capital	118,622	114,804
Retained earnings	799,645	664,855
Total Shareholders' Equity	982,453	843,690
	$ 1,379,051	$ 1,099,958